Exhibit 99.1

The Dow Chemical Company Midland, MI

For editorial information: David Winder (989) 636-0626 dowmedia.relations@dow.com	For editorial information: Bob Plishka (800) 636-1463 IR@dow.com

FOR IMMEDIATE RELEASE

Dow Announces Divestiture of Morton Salt Sale Proceeds Accelerate De-leveraging Plan
Midland, Mich. – April 1, 2009 – The Dow Chemical Company (NYSE: DOW) today announced that Rohm and Haas, a wholly owned subsidiary of The Dow Chemical Company, has entered into a definitive agreement to sell the stock of Morton International, Inc., the salt business of Rohm and Haas, to K+S Aktiengesellschaft.  K+S is one of the world’s leading suppliers of specialty and standard fertilizers, plant care and salt products, and a German DAX 30 Company.

“We are pleased that we reached an agreement with K+S at an attractive value in such a short period of time,” said Dow Chairman and CEO, Andrew N. Liveris.  “This sale puts us ahead of schedule on our de-leveraging plan post the close of the Rohm and Haas acquisition.  It is the first of many steps designed to deliver on our clear and measurable plan to build value for our shareholders.”

De-Leveraging Plan Ahead of Schedule
Earlier today, Dow announced that it had completed its acquisition of Rohm and Haas, forming a leading global specialty chemicals and advanced materials company.  The transaction values Morton International at $1.675 billion.  Proceeds are subject to customary post-closing adjustments.  The Morton Salt divestiture is not subject to a financing condition.  The transaction is

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®TM Trademark of The Dow Chemical Company (“Dow”) or an affiliated company of Dow

Dow Announces Divestiture of Morton Salt

subject to customary closing conditions, including regulatory approval, and is expected to close in mid-2009.

The sale of Morton International is the next step in Dow’s de-leveraging plan.  The actions taken by the Company since early January include:

•	Re-negotiated and extended the terms of the Rohm and Haas bridge loan.
•	Reduced the dividend by 64%, saving approximately $1.0 billion on an annualized basis.
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Negotiated for more favorable terms in connection with the Rohm and Haas transaction, including $2.5 billion in preferred stock and exercising an option for $500 million in common equity from the Haas Family Trusts.

These actions, once completed, and taken together with Dow’s offer to issue $550 million in equity to the Rohm and Haas ESOP, will effectively reduce Dow’s originally anticipated bridge loan debt from $13.0 billion to approximately $7.5 billion.  The Company has almost replaced the $7.5 billion cash shortfall created by the failure of the K-Dow transaction to close.

About Dow
With annual sales of $58 billion and 46,000 employees worldwide, Dow is a diversified chemical company that combines the power of science and technology with the “Human Element” to constantly improve what is essential to human progress. The Company delivers a broad range of products and services to customers in around 160 countries, connecting chemistry and innovation with the principles of sustainability to help provide everything from fresh water, food and pharmaceuticals to paints, packaging and personal care products. References to “Dow” or the “Company” mean The Dow Chemical Company and its consolidated subsidiaries unless otherwise expressly noted.

Note: The forward-looking statements contained in this document involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices and other factors as discussed in filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental and technological factors. Accordingly, there is no assurance that the Company’s expectations will be realized. The Company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

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